UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2011

SOUTHWEST AIRLINES CO.

(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 36611, Dallas, Texas		75235-1611
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 792-4000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2011, the Compensation Committee of the Board of Directors of Southwest Airlines Co. (the “Company”) approved the Company’s entry into a letter agreement, effective as of February 1, 2011 (the “letter agreement”), with Mr. Gary C. Kelly, the Company’s Chairman of the Board, President, and Chief Executive Officer. The letter agreement carries forward a non-qualified deferred compensation arrangement to which Mr. Kelly has previously been entitled pursuant to an employment contract with the Company (the “prior agreement”), which is expiring in accordance with its terms. Pursuant to Mr. Kelly’s non-qualified deferred compensation arrangement, the Company makes contributions to Mr. Kelly’s account to the extent such amounts cannot be contributed to the Company’s tax-qualified plans due to contribution limits and compensation limits established by the Internal Revenue Code. The arrangement provides for accrual and crediting to Mr. Kelly’s account, each January, of simple interest at a rate of ten percent annually, compounded annually, on the accrued and unpaid balance of the deferred compensation credited to his account as of the preceding December 31. The deferred compensation credited to Mr. Kelly’s account will be paid to him at the rate of $200,000 per calendar year, commencing with the calendar year following the year in which (i) he attains age 65 or (ii) his employment terminates, whichever occurs later.

The Company will also enter into an Amended and Restated Executive Service Recognition Plan Executive Employment Agreement (the “standard change-in-control agreement”) with Mr. Kelly, effective February 1, 2011, which will provide for the Company’s and Mr. Kelly’s rights in the event of a change-in-control of the Company, as defined in the agreement. These rights were previously governed by Mr. Kelly’s prior agreement, but will now be consistent with the rights of the Company’s other officers, all of whom are entitled to enter into the standard change-in-control agreement with the Company. The Company’s standard change-in-control agreement becomes effective upon the occurrence of a change-in-control. Under the terms of the standard change-in-control agreement, Mr. Kelly would be contractually entitled to continued employment by the Company (or a successor) for generally one year after the occurrence of a change-in-control (the “employment year”). In such event, he would be entitled to a base salary in an amount at least equal to the highest salary received by him during the preceding 12-month period. In addition, for any fiscal year that ends during the employment year, he would be entitled to an annual bonus in an amount at least equal to the highest bonus (the “change-in-control bonus amount”) paid or payable to him in respect of either of the two fiscal years immediately prior to the fiscal year in which the change-in-control occurs. Mr. Kelly would also generally be entitled to continue receiving other employee benefits at the level in effect for the 90 day period preceding the change-in-control. If, during the employment year, Mr. Kelly’s employment is terminated other than for cause or disability, or he resigns for good reason, then he will be entitled to a lump sum payment equal to:

(a)	a prorated bonus, which would be based on the annual bonus paid to him for the last full fiscal year of the Company prior to the fiscal year of the date of termination;

(b)	his annual base salary in effect at the time of notice of termination; and

(c)	the change-in-control bonus amount paid to him for the last full fiscal year of the Company (being the year in which the change-in-control has occurred, but not the date of termination of employment) or, if no such bonus has been paid, the change-in-control bonus amount that would have been payable to him for the then current fiscal year (being the year in which the date of termination of employment has occurred).

“Good reason” is generally defined as the assignment to Mr. Kelly of duties inconsistent with his duties prior to the change-in-control or a failure of the Company to abide by the provisions of his agreement.

The foregoing summary of the letter agreement and the standard change-in-control agreement is qualified in its entirety by reference to (i) the complete text of the letter agreement, which is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference; and (ii) the complete text of the standard change-in-control agreement, which has been filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and is incorporated herein by reference. The standard change-in-control agreement is also described in detail in the Company’s proxy statement filed with the Securities and Exchange Commission on April 16, 2010.

Item 9.01 Financial Statement and Exhibits

(d)	Exhibits.

99.1	Letter Agreement between Southwest Airlines Co. and Gary C. Kelly, effective as of February 1, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

Date: January 31, 2011	By:	/s/ Madeleine Johnson
	Name:	Madeleine Johnson
	Title:	Vice President, General Counsel, & Assistant Corporate Secretary

Exhibit Index

Exhibit	Description

99.1	Letter Agreement between Southwest Airlines Co. and Gary C. Kelly, effective as of February 1, 2011.